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                                  EXHIBIT 11.1

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)



                                                                 Three Months Ended September 30,
                                                                  -----------------------------
                                                                    1996                 1997
                                                                  --------             --------

Average shares outstanding                                          14,674               20,379

Net effect of conversion of warrants and stock options                 484                  582
                                                                  --------             --------

Total primary and fully diluted shares                              15,158               20,961
                                                                  ========             ========


Net income                                                        $  2,719             $  2,809

  Less preferred stock dividends                                      (584)                (584)
                                                                  --------             --------

Net income applicable to common shares                            $  2,135             $  2,225
                                                                  ========             ========

Earnings per common share                                         $    .14             $    .11
                                                                  ========             ========